                                                                     EXHIBIT 4.3

                                  AGREED TERMS

WHEREAS approval of execution of the agreement pursuant to which Shinhan Financial Group will purchase the equity stake in Chohung Bank was provided at the 38th Meeting of the Public Funds Oversight Committee held on June 19, 2003,

WHEREAS it was decided that Shinhan Financial Group will finalize, the management plans including employment issues following the acquisition after consultation with the relevant parties, and Korea Deposit Insurance Corporation ("KDIC") will report the above results to the Public Funds Oversight Committee on a post facto basis,

With respect to the employment terms following the acquisition, KDIC, Shinhan Financial Group, Chohung Bank, National Financial Industry Labor Union and its Chohung Bank Chapter have agreed as follows.

It is noted that future labor-related issues of Chohung Bank will be dealt with autonomously through consultation between the management and the labor union, as principals.

1. Chohung Bank (including its IT division) shall remain as an independent legal entity within the holding company for three years.

2. During the period of remaining as an independent legal entity, independent management shall be guaranteed to the best extent possible.

3. During the period of remaining as an independent legal entity, the CEO shall be from Chohung Bank background.

4. During the period of remaining as an independent legal entity, the name of Chohung Bank shall be used in its present form.

5. The issue of integration shall be discussed and implemented by the Integration Committee after two years have lapsed, and shall be completed within one year therefrom.

6. The Integration Committee shall comprise of an equal number of representatives from Chohung Bank and Shinhan Bank and the chairperson shall be a third party mutually agreed upon by both banks.

7. Employment of Chohung Bank's employees shall be guaranteed and no intentional employee reduction shall occur.

8. The wage level of Chohung Bank's employees shall be increased in three steps to match the wage level of Shinhan Bank. (1st year: 30%, 2nd year: 30% and 3rd year: 40%)

         -- Such increase shall occur from 2003, except the percentage of increase may be adjusted based on management results.

9. The number of officers from Chohung Bank background (at the level of executive officer ) of the holding company shall be equal to the number of Shinhan Bank's representatives.

10. Integration, if decided by the Integration Committee, shall be carried out according to the following:

         A.       Integration shall be on equal terms in principal;

         B. Employment shall be guaranteed and no intentional employee reduction shall occur;

         C. The surviving legal entity from the merger shall be Chohung Bank and "Chohung" shall be used in the name of the newly integrated entity, which shall be decided by the Integration Committee;

         D. Adjustments to job classification shall be discussed at the Integration Committee following assessment of the present situation; and

         E. Abstain, to the best of its ability, from closing down branches, which if necessary, shall be discussed at the Integration Committee.

Chohung Bank shall use best efforts to minimize legal actions relating to the labor strike and shall not claim for any civil or criminal liability in connection therewith.

The labor union shall provide immediate and full cooperation in order to normalize Chohung Bank's operations from its current difficulties resulting from the labor strike.

June 22, 2003

President of Korea Deposit Insurance Corporation                In-Won Lee

CEO of Shinhan Financial Group                                  Young-Hwui Choi

CEO of Chohung Bank                                             Suk-Joo Hong

Chairman of the National Financial Industry Labor Union         Yong-Deuk Lee

Head of the Chohung Bank Chapter of                             Heung-Jin Huh
  the National Financial Industry Labor Union